UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 10, 2026

CRAWFORD & COMPANY

(Exact name of registrant as specified in its charter)

Georgia	1-10356	58-0506554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

5335 Triangle Parkway, Peachtree Corners, Georgia	30092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:           (404) 300-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock — $1.00 Par Value	CRD-A	New York Stock Exchange, Inc.
Class B Common Stock — $1.00 Par Value	CRD-B	New York Stock Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On August 10, 2026, Crawford & Company (the “Company”) entered into a Stock Purchase and Sale Agreement (the “Agreement”) with Jesse C. Crawford, pursuant to which the Company purchased 1,000,000 shares of the Company’s Class A Common Stock, par value $1.00 per share, from Mr. Crawford. The purchase price per share was equal to 97% of the official closing price of the Class A Common Stock on the New York Stock Exchange immediately preceding the execution of the Agreement, at close of market on the Effective Date of the Agreement, representing an aggregate purchase price of approximately $12,813,700.

Mr. Crawford is the father of Jesse C. Crawford, Jr., Non-Executive Chair of the Company’s Board of Directors, and is the majority shareholder of the Company.

The Audit Committee of the Board of Directors reviewed and approved the transaction as a related party transaction in accordance with the Company’s related party transaction policy. The Board of Directors separately approved the purchase. The purchase price reflects a 3% discount on the closing market price, which the Audit Committee and the Board determined to be fair to, and in the best interests of, the Company and its shareholders.

Following the closing of the transaction, the Company will have 28,686,832 shares of Class A Common Stock and 18,904,905 shares of Class B Common Stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY

By:	/s/ Tami E. Stevenson
Name: Tami E. Stevenson
Title: Executive Vice President- General Counsel and Corporate Secretary

Date: August 11, 2026

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